	FOR:	International Speedway Corporation

	CONTACT:	Wes Harris
Senior Director, Corporate and Investor Communications
FOR IMMEDIATE RELEASE		(386) 947-6465
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES EXECUTIVE CHANGES

~Increase in Annual Dividend~
~Shareholders Unanimously Approve Slate of Directors~

     DAYTONA BEACH, Fla. — April 14, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced today that James C. France, 64, is stepping down from the role of Chief Executive Officer effective June 1, 2009.  Mr. France will remain Chairman of the Board of Directors in a non-executive capacity. today reported results for the fiscal first quarter ended February 28, 2009.

     In addition, the Company’s Board of Directors (the “Board”) announced the promotions, also effective June 1, 2009, of several executives to positions of new responsibility.

  Lesa France Kennedy, 47, currently President, will become Chief Executive Officer and retain the title of Vice Chair.
  John R. Saunders, 52, currently Executive Vice President and Chief Operating Officer, will become President;
  Roger R. VanDerSnick, 45, currently Senior Vice President – Marketing & Business Operations, will become Executive Vice President and Chief Operating Officer; and,
  Daniel W. Houser, 57, will move from Vice President to Senior Vice President, and remain Chief Financial Officer and Treasurer.
     Commenting on the executive transitions, Mr. France stated, “These changes follow the Company’s plan of succession that has been in place for quite some time.  Working closely with the Board, I look forward to continuing to provide key oversight and support to a strong management team that has shown careful and sound judgment on both strategic and operational matters.  Under Lesa’s continued outstanding leadership, I have every confidence they will drive future success for ISC’s shareholders for many years to come.”
     Mr. France continued, “I think it is important in light of the current economic environment to note that these collective executive changes will not result in any increase in ISC’s total annualized executive compensation expenses.”
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ISC ANNOUNCES EXECUTIVE CHANGES	PAGE 2

      Ms. France Kennedy commented, “I join ISC’s Board, management and team of employees in recognizing and expressing appreciation for Jim's contributions over his 50-year career with the Company, especially the last six years as Chief Executive Officer. His vision and energies have been vital to our ability to prosper, and we will continue to benefit from his extensive experience and knowledge of the motorsports industry.”
     Separately, ISC declared an annual dividend of $0.14 per share, payable on June 30, 2009, to common stockholders of record on May 29, 2009, marking the 36th consecutive year that the Company has paid a dividend to its shareholders.  ISC paid an annual dividend of $0.12 per share in 2008.  Also, the following members of ISC’s Board of Directors were re-elected to a three-year term:  Lesa France Kennedy; Larry Aiello, Jr., 59; J. Hyatt Brown, 71; Edward H. Rensi, 64; and, Thomas W. Staed, 77.

     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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